Exhibit 4.3
THIRTEENTH AMENDMENT TO
SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

This THIRTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of April 26, 2024 (this “Amendment”) is made among Comenity Bank, a Delaware state chartered bank, as Servicer (the “Servicer”), WFN Credit Company, LLC, a Delaware limited liability company, as Transferor (the “Transferor”), and U.S. Bank National Association (successor to MUFG Union Bank, N.A., formerly known as Union Bank, N.A., successor to The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., successor to BNY Midwest Trust Company), a national banking association, as Trustee (the “Trustee”) of World Financial Network Credit Card Master Trust, to the Second Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2001, among the Servicer, the Transferor and the Trustee (as amended, the “Pooling Agreement”). Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Pooling Agreement.

WHEREAS, the parties hereto are party to the Pooling Agreement and desire to amend the Pooling Agreement in certain respects as set forth herein; and
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. Amendments to the Pooling Agreement.

(a) The definition of “Collections” set forth in Section 1.1 of the Pooling Agreement is hereby amended by amending and restating in its entirety the last sentence thereof as follows:

“Collections with respect to any Monthly Period shall include the amounts of Interchange (if any) and Merchant Discount Fees (if any) for such Monthly Period determined in accordance with Section 5.1(l) of the Receivables Purchase Agreement.”

(b) The definition of “Eligible Institution” set forth in Section 1.1 of the Pooling Agreement is hereby amended and restated in its entirety as follows:

“Eligible Institution” means (a) a depository institution (which may be the Trustee or an affiliate thereof) organized under the laws of the United States or any one of the states (including the District of Columbia) or territories thereof or any domestic branch of a foreign bank (i) that, so long as any outstanding Series is rated by S&P, has either (A) a long-term unsecured debt rating of at least “A” by S&P or (B) a short-term issuer rating of at least “A-1” by S&P, (ii) that, so long as any outstanding Series is rated by Fitch, has either (A) a long-term unsecured debt rating of at least “A” by Fitch or (B) a short-term issuer rating of at least “F1” by Fitch, and (iii) that, so long as any outstanding Series is rated by DBRS, has either

Thirteenth Amendment to PSA

(A) a long-term unsecured debt rating of at least “BBB (high)” by DBRS or (B) a short-term issuer rating of at least “R-1 (low)” by DBRS, or (b) any other institution that satisfies the publicly published, controlling and applicable ratings criteria established by each Rating Agency.

(c) Clause (b) in the definition of “Eligible Investments” set forth in Section 1.1 of the Pooling Agreement is hereby amended and restated in its entirety as follows:

(b) demand deposits, time deposits or certificates of deposit (having original maturities of no more than the lesser of 60 days or the number of days until the next Transfer Date) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of foreign banks) and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Trust’s investment or contractual commitment to invest therein, such depository institution or trust company shall have a short-term issuer rating from Moody’s and S&P of P-1 and A-1, respectively, and, if rated by Fitch, such depository institution or trust company shall have a short-term issuer rating from Fitch of F1;

(d) The definition of “Finance Charge Receivables” set forth in Section 1.1 of the Pooling and Servicing Agreement is hereby amended by amending and restating in its entirety the last sentence thereof as follows:

“The amounts of Interchange (if any) and Merchant Discount Fees (if any) allocable to any Series with respect to any Monthly Period shall be treated as Collections of Finance Charge Receivables with respect to such Series for such Monthly Period.”

(e) The definition of “Merchant” set forth in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety as follows:

“Merchant” means each merchant associated with an Approved Portfolio included on the list of Approved Portfolios delivered to the Trustee from time to time in accordance with Section 2.8(e) of this Agreement and any other merchant reflected in an Assignment or associated with an Approved Portfolio.

(f) The following new definitions shall be inserted in Section 1.1 of the Pooling and Servicing Agreement in appropriate alphabetical order:

“Merchant Discount Fee” means the amount realized by RPA Seller on account of merchant fees and discounts relating to credit sales with respect to the Accounts.

SECTION 2. Conditions to Effectiveness. This Amendment shall become effective upon the later of (the “Effective Date”) (i) May 1, 2024 and (ii)(A) receipt by each of the parties hereto

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of counterparts of this Amendment, duly executed and delivered by each of the parties hereto and (B) satisfaction of each of the conditions precedent described in Section 13.1(a) of the Pooling Agreement, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

SECTION 3. Effect of Amendment; Ratification. (a) On and after the Effective Date, this Amendment shall be a part of the Pooling Agreement and each reference in the Pooling Agreement to “this Agreement” or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Pooling Agreement shall mean and be a reference to the Pooling Agreement as amended hereby.

(b) Except as expressly amended hereby, the Pooling Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.

SECTION 5. Section Headings. Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery by facsimile or electronic transmission of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof. Each party agrees that this Amendment may be electronically signed, and that any electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

SECTION 7. Trustee Disclaimer. Trustee shall not be responsible for the validity or sufficiency of this Amendment, nor for the recitals contained herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WFN CREDIT COMPANY, LLC

By: /s/ Wai Chung
Name: Wai Chung
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By: /s/ Mark Esposito
Name: Mark Esposito
Title: Vice President

COMENITY BANK

By: /s/ Tom McGuire
Name: Tom McGuire
Title: Chief Financial Officer